SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
OF 1934 (AMENDMENT NO. )
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Definitive Proxy Statement ☑
Definitive Additional Materials ☐
Soliciting Material Pursuant to ss. 240.14a-12 ☐
TM Entertainment & Media, Inc.
(Name of Registrant as Specified in Its Charter)
Theodore S. Green, Malcolm Bird, John W. Hyde, Jonathan F. Miller and Pali Capital, Inc.
Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TM Entertainment and Media, Inc.
[Logo of TM Entertainment and Media, Inc.]
Solicitation of Revocation of Consents of TM Entertainment and Media, Inc.
This solicitation is being made on behalf of TM Entertainment and Media, Inc. (the “Company”) in opposition to a consent solicitation being made by Opportunity Partners L.P. (“Opportunity Partners”), a stockholder of the Company, to seek the written consent of the holders of a majority of the Company’s outstanding shares of Common Stock, par value $0.001 per share (the “Common Stock”), to adopt an amendment to the Company’s bylaws to increase the number of directors constituting the Board of Directors from four to nine and to fill the resulting vacancies with directors that will take prompt action to dissolve the Company. Stockholders of the Company are urged to read this statement prior to taking any action with respect to the solicitation by Opportunity Partners.
The Company is soliciting its stockholders to either not execute any consent solicitation cards they may receive from Opportunity Partners or revoke any consent solicitation cards previously executed and delivered to Opportunity Partners.
The Company believes that it can complete a business combination by October 17, 2009, the second anniversary of the Company’s initial public offering, contrary to the assertions of Opportunity Partners. The Company is actively evaluating several attractive merger candidates and believes that a successful acquisition is the best way to maximize value for all of the Company’s stockholders. The Company notes with respect to Opportunity Partners’ comments regarding “poor market conditions,” that on December 19, 2008 Vector Intersect Security Acquisition Corporation, a special purpose acquisition company, announced that its acquisition of Cyalume Technologies was approved by its stockholders and completed. Additionally, since the bankruptcy of Lehman Brothers Holding Inc. on September 15, 2008, three other special purpose acquisition companies (FMG Acquisition Corporation, Heckmann Corporation and Hyde Park Acquisition Corporation) have successfully completed business combinations.
In addition, pursuant to the terms of the Company’s Investment Management Trust Agreement, the Company believes that the proceeds held in the trust account cannot be disbursed prior to October 17, 2009. The Company believes that any attempt to liquidate the trust account or dissolve the Company prior to October 17, 2009 will likely result in lawsuits against the Company and its directors by certain of the Company’s stockholders, warrant holders and other stakeholders. The Company believes that its stockholders and warrant holders have made their investment decision based on an expectation that the Company will have the opportunity to pursue a business combination until October 17, 2009.
Finally, the Company believes the consents being solicited by Bulldog will be legally insufficient to effect the actions proposed.
The Company urges its stockholders not to execute or return any consent solicitation cards they may receive from Opportunity Partners. If you have already executed a consent solicitation card, you may revoke your consent at any time prior to the effectiveness of the action proposed by Opportunity Partners becoming effective by signing, dating and return the Company’s consent revocation card to the Company. You may also revoke your consent by delivering a signed and dated revocation to Opportunity Partners. If you choose to deliver a revocation to Opportunity Partners, the Company requests that you provide to the Company a copy of your revocation by fax or mail to the address set forth below. You may also subsequently cancel a consent revocation by delivering a notice of such cancellation to the Company or Opportunity Partners or by executing a later-dated consent card. The latest dated consent or revocation you execute and deliver will be the one that is counted.
The mailing address of the Company’s principal executive offices is 307 East 87th Street, New York, NY 10128, fax 212-289-6582.
This consent solicitation statement and the Company’s consent revocation card are being first sent or given to stockholders beginning on or about January 10, 2009.
As of the date hereof, there are 12,505,000 shares of the Company’s Common Stock outstanding. Each share of Common Stock is entitled to one vote. The written consent of holders of at least a majority of the Company’s outstanding Common Stock outstanding as of the record date that will be fixed for the consent solicitation is required to approve a consent solicitation. Therefore, abstentions and broker non-votes effectively count as a vote against the consent solicitation. The Company will retain an independent inspector for the consent solicitation and revocation to ensure an accurate, verifiable tabulation of the results. The record date for the consent solicitation will either be (i) a date fixed by the Company’s board of directors or (ii) the first date on which a signed written consent is delivered to the Company. If fixed by the board, the record date cannot precede the date upon which the resolution fixing the record date is adopted by the board or be more than ten days after the date upon which the resolution fixing the record date is adopted by the board. The Company will notify security holders of the record date, once determined, by issuing a press release and filing a Form 8-K with the Securities and Exchange Commission. All executed consent revocations will be valid for 60 days from the date the first written consent is duly delivered to the Company. The Company will notify security holders of the expiration of the consent revocation solicitation by issuing a press release and filing a Form 8-K with the Securities and Exchange Commission.
The Solicitation

Persons affiliated with or employed by the Company or the Company’s affiliates may assist the Company in the solicitation of revocations. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Company’s solicitation material to the beneficial owners of the Company’s Common Stock for whom they hold such shares. The Company will reimburse these organizations for their reasonable out-of-pocket expenses. In addition, the Company has retained Pali Capital, Inc. (“Pali”), the representative of the underwriters of the Company’s initial public offering, as financial advisor, and in such role Pali will assist the Company in soliciting consent revocations. Pali will receive no consideration for this role, but will be reimbursed by the Company for reasonable out-of-pocket expenses. The Company expects that up to 7 employees of Pali will assist in soliciting revocations. In connection with its initial public offering, the Company sold to Pali an option to purchase up to 700,000 units (consisting of one share of Common Stock and one warrant to purchase one share of Common Stock) for $10 per unit. In addition, $3,281,600 of the underwriting commissions and discounts payable to the underwriters in the Company’s initial public offering (including Pali) were deferred and placed in the Company’s trust account and will not be paid to the underwriters if the Company does not complete a business combination by October 17, 2009. The Company will bear all of the expenses related to this revocation solicitation.
Stockholder Proposals
The deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement for the Company’s next annual meeting is February 6, 2009.
In addition, to be considered timely under the Company’s By Laws, a stockholder proposal to bring business before the Company’s next annual meeting must be received by the Company not less than sixty or more than ninety days prior to the annual meeting.
Identity of Participants
The Company, its officers and directors and Pali may solicit revocations of consents on behalf of the Company. Other than as set forth herein, none of the participants in the solicitation or any of their respective associates have any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.
Theodore S. Green, the Company’s Chairman and Co-Chief Executive Officer, beneficially owns 1,237,500 shares of the Company’s Common Stock and warrants to acquire 1,800,000 shares of the Company’s Common Stock. Malcolm Bird, a director and the Company’s Co-Chief Executive Officer, beneficially owns 787,500 shares of the Company’s common and warrants to acquire 250,000 shares of the Company’s Common Stock. John W. Hyde, a director of the Company, beneficially owns 112,500 shares of the Company’s Common Stock and warrants to acquire 25,000 shares of the Company’s Common Stock. Jonathan F. Miller, a director of the Company, beneficially owns 112,500 shares of the Company’s Common Stock and warrants to acquire 25,000 shares of the Company’s Common Stock. Pali’s interests in the Company are described above under “The Solicitation.”

The business address of each of the Company’s directors is c/o TM Entertainment and Media, Inc., 307 East 87th Street, New York, NY 10128. The business address of Pali is 650 Fifth Avenue, 5th floor, New York, NY 10019.
Identification of Directors and Executive Officers.
     Except as set forth below, the following table sets forth certain information with respect to the Company’s directors and executive officers as of the date hereof:

Name	Age	Position
Theodore S. Green	56	Chairman, Co-Chief Executive Officer, interim Chief Financial Officer and Director
Malcolm Bird	41	Co-Chief Executive Officer and Director
John W. Hyde	67	Director
Jonathan F. Miller	52	Director
Theodore S. Green
Theodore (Ted) S. Green has served as the Company’s Chairman, Co-Chief Executive Officer, interim Chief Financial Officer and a director since the Company’s inception. From 2003 to 2006, Mr. Green was the Chief Executive Officer of Anchor Bay Entertainment, which at such time was the subsidiary of IDT Entertainment, Inc. that focused on the production, marketing and distribution of various media. Mr. Green began serving as Chief Executive Officer, with the acquisition of Anchor Bay from The Handleman Co. Mr. Green had full operating authority over the marketing, financial, sales, products, operations, legal, business and corporate resources departments. Prior to that, in 2001, Mr. Green established Greenlight Consulting Inc., a project-based consulting practice focused on the media and entertainment industry. Greenlight Consulting’s clients include Sony Music and Vivendi-Universal as well as numerous other regional media organizations. Prior to founding Greenlight Consulting, in 2000, Mr. Green was President and Chief Operating Officer of MaMaMedia, Inc., an Internet company that creates activity-based learning products for children and their families. From 1992 to 2000, Mr. Green was the founder and President of Sony Wonder, the division of Sony BMG Music Entertainment responsible for the production and distribution of media geared toward youthful audiences and also for all home video distribution. Mr. Green was responsible for all creative, production, operations, finance, marketing and business efforts. Beginning in 1989, Mr. Green was the Executive Vice President of Administration and Operations for ATCO Records, a music industry label co-owned with The Warner Music Group. Mr. Green was responsible for all business, legal and financial operations. From 1982 until 1989, Mr. Green served as the Senior Vice President of Polygram Records, overseeing the Business Affairs and Music Publishing divisions of the company. Mr. Green was responsible for negotiations, administration, rights and contracts. Mr. Green’s career in the entertainment industry began first in the legal department and thereafter as the Director of Business Affairs for CBS Records. Prior to that Mr. Green practiced general entertainment law at the firm of Moses Singer. Mr. Green holds a BS from Cornell University and received his JD from Columbia University School of Law.
Malcolm Bird

Malcolm Bird has served as the Company’s Co-Chief Executive Officer and a director since the Company’s inception. Mr. Bird has worked in the entertainment industry for the past 25 years. Mr. Bird served as senior vice president of kids and teens for AOL from December 2002 through his resignation in March 2007. Mr. Bird was responsible for strategy, development, instigation, sales, staffing, business development, marketing, and public relations. From 1995 to 1997 Mr. Bird was Director of International Programming at Hanna-Barbera Studio responsible for program development, negotiation with international broadcasters, production, licensing development, liaison with International Cartoon Network and branding for Europe, Asia Pacific and Latin America. From 1997 to 1999, Mr. Bird was head of youth programming at USA Broadcasting. Working with the senior management team, (Jon Miller and Barry Diller), Mr. Bird was responsible for 20 hours of Barry Diller’s new “CityVision” network, WAMI. From 1999 to 2002, Mr. Bird was President of Craftsman Productions, Inc., a company he co-founded in 1995 to develop and produce innovative programs for television. Mr. Bird created, developed and sold into broadcast and cable networks programming. Mr. Bird has been involved in publishing, marketing, public relations, radio, television development, television production, international business (overseeing operations in Europe, Asia Pacific, and Latin America for a Hollywood studio), and multi-platform business development. Mr. Bird has received two Emmy awards and two Telly awards. Mr. Bird sits on the executive board of directors of the National Children’s Museum in Washington, D.C.
Jonathan F. Miller
Jonathan (Jon) F. Miller has served as a director since June 15, 2007. Mr. Miller is an advisor to General Atlantic LLC with respect to its Media and Consumer sector and a founder of Velocity Investment Group. From 2002 to 2006, Mr. Miller served as Chairman and Chief Executive Officer of AOL Inc. and AOL LLC. From 2000 to 2002, Mr. Miller was Chief Executive Officer and President of USA Information and Services, now IACI and Expedia (the company split in two in 2005). In this period, Mr. Miller acted as a corporate officer and served on four public boards of related entities. Mr. Miller joined USA in 1997 as Chief Executive Officer and President of USA Broadcasting. Prior to USA, from 1993 to 1997, Mr. Miller was Managing Director of Nickelodeon International, a unit of Viacom’s MTV Networks. During this period, Mr. Miller also acted as Chief Executive Officer of several Nickelodeon and Paramount Pictures channels that were joint ventures with such partners as BSkyB in the UK and Foxtel in Australia. Under Mr. Miller’s guidance, program distribution was extended to over 100 territories including sales to the BBC, ITV, Channel 4, ARD (Germany), ABC (Australia), and RAI (Italy). From 1987 to 1993, Mr. Miller was Vice-President, Programming and Co-General Manager of NBA Entertainment. In this capacity, Mr. Miller worked with NBA sponsors in fashioning and executing their sports marketing programs across electronic media, print and retail. Previous positions included positions at WGBH in Boston, MA (PBS) in educational programming and in various advertising and video production roles in Boston. Mr. Miller is on the Board of Directors of Idearc Inc., Next New Networks, Mahalo.com Incorporated, Kosmix Corporation and Hanley Wood, LLC. Mr. Miller is also on the Board of the American Film Institute, a trustee of Emerson College, and of WNYC Public Radio in NY.

John W. Hyde
John W. Hyde has served as a director since October 1, 2007. Mr. Hyde has served as the Vice Chairman of Starz Media, LLC since January, 2007. Mr. Hyde was responsible for integrating the IDT Entertainment operations into Starz. From January 2004 to January 2007, Mr. Hyde was the Chief Operating Officer of IDT Entertainment and Chief Executive Officer of IDTE Productions and New Ark Entertainment. In those roles, Mr. Hyde oversaw all of IDT Entertainment’s operations. Mr. Hyde was responsible for running the day to day operations of IDTE’s production and distribution companies. From 2000 to 2006, Mr. Hyde was the Chief Executive Officer of Film Roman responsible for running the animation company producing “The Simpsons” and “King of the Hill”. Mr. Hyde was Chief Executive Officer of Crossroads V Communications from 1996 to 2000. Mr. Hyde was responsible for running the entertainment, music, and consulting company he founded. From 1996 to 2000, Mr. Hyde was the Chief Executive Officer and Trustee for Riklis Broadcasting, which was sold on behalf of its creditors, in 1999. From 1990 through 1995, Mr. Hyde was Chief Executive Officer of MCEG Sterling, a public production and distribution company, which he reorganized and merged into Orion Pictures. Mr. Hyde has divided his career between production, distribution, entertainment executive, and industry management consultant. He has overseen the domestic and foreign distribution of nearly 125 motion pictures and television shows. His production credits include Short Circuit, The Simpsons, Flight Of The Navigator, King of the Hill, 8 Million Ways To Die, NeverEnding Story, Mighty Mouse, Homicide: Life On The Streets, 91/2 Weeks, UHF, and the award-winning Das Boot. As an industry management consultant Mr. Hyde oversaw the restructuring or reorganization of Avenue Entertainment, Filmstar, MCEG, Cannon Films, Hemdale Entertainment, Reeves Entertainment, Peregrine Entertainment, Orion, AME Video, Fires Entertainment, and Riklis Broadcasting (KADY/KADE TV). Mr. Hyde is a member of both the Academy of Motion Picture Arts & Sciences and the Academy of Television Arts & Sciences where he has been nominated for five Emmys, winning one. He is a former officer and director of The Cousteau Society. He was also a founding member, as well as Vice Chairman and board member, of the American Film Market. Hyde graduated from New York University with additional international economic studies at Leiden University in Holland.
Security Ownership of Management
The following table does not reflect record or beneficial ownership of the warrants owned by the Company’s management, as these warrants are not exercisable within 60 days of the date hereof.

	Amount and
	Nature of Beneficial
Name of Beneficial Owner	Ownership	Percent of Class

Theodore S. Green(1)(2)	1,237,500	9.9%

Malcolm Bird(1)	787,500	6.3%

Jonathan F. Miller(1)	112,500	1.0%

John W. Hyde(1) (3)	112,500	1.0%

	Amount and
	Nature of Beneficial
Name of Beneficial Owner	Ownership	Percent of Class

All directors and executive officers as a group (4 individuals)	2,250,000	17.99%

[1]	The business address of each of the individuals is c/o TM Entertainment and Media, Inc., 307 East 87th Street, New York, NY 10128.

[2]	Includes an aggregate of 375,000 shares of Common Stock owned by two trusts established for the benefit of Mr. Green’s daughters. Effective upon consummation of the Company’s initial public offering, Mr. Green and the trustee of the Trusts entered into a voting agreement under which Mr. Green has the right to vote the shares owned by the Trusts on all matters that come before the shareholders of the company, and accordingly Mr. Green has beneficial ownership of such shares. Mr. Green disclaims any other beneficial or pecuniary interest in such shares.

[3]	Includes 112,500 shares of Common Stock owned by the John W. Hyde Living Trust.
Security Ownership of Certain Beneficial Owners
          Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Amount and
	Nature of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class

QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, NY 10036 (1)	995,850	7.96%

Millenco LLC, 666 Fifth Avenue, 8th Floor, New York, NY 10103 (2)	971,201	7.77%

HBK Investments L.P., 300 Crescent Ct., Ste. 700, Dallas, TX 75201 (3)	737,028	5.9%

Bulldog Investors, 60 Heritage Drive, Pleasantville, NY 10570 (4)	2,316,050	18.52%

Platinum Partners Value Arbitrage Fund, LP, 152 West 57th Street, 54th Floor, New York, NY 10019 (5)	722,949	5.78%

[1]	Based on a Schedule 13G filed on February 28, 2008 with the SEC jointly on behalf of QVT Financial LP (“QVT Financial”), QVT Financial GP LLC (the “LLC”), QVT Fund LP (the “Fund”), and QVT Associates GP LLC (“Associates”). QVT Financial is the investment manager for the Fund, which beneficially owns 820,826 shares of Common Stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 89,923 shares of Common Stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 85,101 shares of Common Stock. QVT Financial has the power to direct the vote and disposition of the Common Stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 995,850 shares of Common Stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. The LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. Associates, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of Common Stock owned by the Fund and Quintessence, and accordingly, Associates may be deemed to be the beneficial owner of an aggregate amount of 910,749 shares of Common Stock. Each of QVT Financial and the LLC disclaims beneficial ownership of the shares of Common Stock owned by the Fund, Quintessence and the Separate Account. The LLC disclaims beneficial ownership of all shares of Common Stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein.

[2]	Based on a Schedule 13G filed on February 14, 2008 with the SEC on behalf of Millenco LLC, Millennium Management LLC, and Israel A. Englander.

[3]	Based on a Schedule 13G filed on February 11, 2008 with the SEC on behalf of HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC, and HBK Master Fund L.P.

[4]	Based on a Schedule 13D/A filed on December 18, 2008 with the SEC on behalf of Bulldog Investors, Phillip Goldstein and Andrew Dakos (collectively, “Bulldog”), Bulldog has sole voting power over 1,681,300 shares of Common Stock, shared voting power over 634,750 shares of Common Stock and sole dispositive power over 2,316,050 shares of Common Stock.

[5]	Based on a Schedule 13G filed on September 22, 2008 with the SEC on behalf of Platinum Partners Value Arbitrage Fund, LP.
Committees of the Board of Directors
Nominating Committee
          Effective upon consummation of the Company’s initial public offering, the Company established a nominating committee of the board of directors consisting of Messrs. Bird, Miller and Hyde. Mr. Miller and Mr. Hyde are independent directors under the American Stock Exchange’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Company’s board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
          The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:
•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.
          The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
          Effective upon consummation of the Company’s initial public offering, the Company established a compensation committee of the board of directors consisting of Messrs. Green, Miller and Hyde. Mr. Miller and Mr. Hyde are independent directors under the American Stock Exchange’s listing standards. The compensation committee’s duties, which are specified in the Company’s Compensation Committee Charter, include, but are not limited to:
•	evaluating the performance of the Company’s named executive officers and approve their compensation;

•	preparing an annual report on executive compensation for inclusion in the Company’s proxy statement;

•	reviewing and approving compensation plans, policies and programs, considering their design and competitiveness;

•	administering and reviewing changes to the Company’s equity incentive plans pursuant to the terms of the plans; and

•	reviewing the Company’s non-employee independent director compensation levels and practices and recommending changes as appropriate.
          The compensation committee will review and approve corporate goals and objectives relevant to the Company’s Chief Executive Officers’ compensation, evaluate the Company’s Chief Executive Officers’ performance in light of those goals and objectives, and recommend to the board the Company’s Chief Executive Officers’ compensation levels based on its evaluation.
Audit Committee
          Effective upon consummation of the Company’s initial public offering, the Company established an audit committee of the board of directors consisting of Messrs. Green, Miller and Hyde. Mr. Miller and Mr. Hyde are independent directors under the American Stock Exchange’s listing standards. The audit committee’s duties, which are specified in the Company’s Audit Committee Charter, include, but are not limited to:
•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in the Company’s Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management the Company’s compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by the Company’s independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.
Financial Experts on Audit Committee
          The audit committee currently consists of Messrs. Green, Miller and Hyde. Within one year from the Company’s initial public offering, this committee was required be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The board of directors intends to appoint an additional director to satisfy this requirement as soon as reasonably practicable and was in the process of identifying candidates when the Company received notification of Opportunity Partners’ consent solicitation.
          In addition, the Company must certify within one year from the date of the Company’s initial public offering to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors intends to appoint an additional director who satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC, as soon as reasonably practicable and was in the process of identifying candidates when the Company received notification of Opportunity Partners’ consent solicitation.
Prior Involvement of Principals in Blank Check Companies
          None of the Company’s directors or officers has been or currently is a principal of, or affiliated with, entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by the Company.
Director Independence
          Beginning one year after the Company’s initial public offering, the American Stock Exchange requires that a majority of the Company’s board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors intends to appoint an additional director to satisfy this requirement as soon as reasonably practicable and was in the process of identifying candidates when the Company received notification of Opportunity Partners’ consent solicitation.
          Upon consummation of the Company’s initial public offering, Mr. Miller and Mr. Hyde became the Company’s independent directors. The Company’s independent directors have regularly scheduled meetings at which only independent directors are present.
          Any affiliated transactions will be on terms no less favorable to the Company than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of the Company’s independent and disinterested directors (to the extent that the Company has any).
          Stockholders may send communications to the board of directors by delivering such communications to the Company at its address set forth above.
Board Meetings
          During the 2007 fiscal year, the board held 0 regularly scheduled meetings and 3 special meetings, the Nominating Committee held 0 meetings, the Compensation Committee held 0 meetings and the Audit Committee held 1 meeting. During the 2008 fiscal year, the board held 4 regularly scheduled meetings and 2 special meetings, the Nominating Committee held 0 meetings, the Compensation Committee held 0 meetings and the Audit Committee held 4 meetings.
Code of Ethics
     The Company has adopted a code of ethics that applies to all of its executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of the Company’s business. The Company has filed copies of its code of ethics and its board committee charters as exhibits to the registration statement in connection with its initial public offering. These documents can be accessed by reviewing the Company’s public filings on the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to the Company in writing at 307 East 87th Street, New York, NY 10128 or by telephone at (212) 289-6942. The Company intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Current Report on Form 8-K.
Compensation Discussion and Analysis
          No executive officer has received any cash compensation for services rendered to the Company. Commencing on the date of the Company’s initial public offering through the acquisition of a target business, the Company will pay the Company’s management stockholders, an affiliate of the Company’s management stockholders or third parties a fee of $6,400 per month for providing the Company with certain administrative, technology and secretarial services, as well as the use of certain limited office space. However, this arrangement is solely for the Company’s benefit and is not intended to provide the Company’s management stockholders compensation in lieu of a salary. Other than the $6,400 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of the Company’s management stockholders, including the Company’s directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, the Company’s initial stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the Company’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.
          Other than the securities described in “Security Ownership of Management,” neither the Company’s management nor directors has received any of the Company’s equity securities.
Compensation Committee Interlocks and Insider Participation
          None.
Compensation Committee Report
          The Compensation Committee of the board of directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis. Based on this review and these discussions with management, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in Proxy Statement.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, the Company believes that, during the fiscal year ended December 31, 2007, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
Certain Relationships and Related Transactions
          On May 1, 2007, the Company issued 2,250,000 shares of the Company’s Common Stock to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.01 per share, as follows:

	Number of
Name	Shares	Relationship to the Company
Theodore S. Green(1)	1,375,000	Chairman, Co-Chief Executive Officer, interim Chief Financial Officer and Director
Malcolm Bird	875,000	Co-Chief Executive Officer and Director

(1)	Includes an aggregate of 375,000 shares of Common Stock owned by two trusts established for the benefit of Mr. Green’s daughters. Effective upon consummation of the Company’s initial public offering, Mr. Green and the trustee of the Trusts entered into a voting agreement under which Mr. Green has the right to vote the shares owned by the Trusts on all matters that come before the shareholders of the company, and accordingly Mr. Green has beneficial ownership of such shares. Mr. Green disclaims any other beneficial or pecuniary interest in such shares.
          On June 14, 2007, Mr. Green sold to each of the Trusts established for the benefit of his daughters 187,500 shares of Common Stock for a purchase price of approximately $0.01 per share, the price that Mr. Green paid for the shares.
          On August 29, 2007, Mr. Green sold to each of Mr. Miller and the John W. Hyde Living Trust 68,750 shares of Common Stock and Mr. Bird sold to each of Mr. Miller and the John W. Hyde Living Trust 43,750 shares of Common Stock, in each case for a purchase price of approximately $0.01 per share, the price that Mr. Green and Mr. Bird paid for the shares. These sales were contemplated when the shares were initially issued but were not consummated until Messrs. Hyde and Miller agreed to serve on the Company’s board of directors.
          The holders of the majority of these shares will be entitled to make up to two demands that the Company register these shares pursuant to an agreement signed on the date of the Company’s initial public offering. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing on the date on which these shares of Common Stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of Common Stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

          Simultaneously with the consummation of the Company’s initial public offering, the Company’s initial stockholders purchased 2,100,000 insider warrants (for a total purchase price of $2,100,000) from the Company. These purchases took place in a private placement that occurred simultaneously with the consummation of the Company’s initial public offering. In connection therewith, Mr. Green and Mr. Bird entered into an agreement pursuant to which Mr. Bird has agreed to reimburse Mr. Green $300,000 of the amount that Mr. Green will pay for such warrants in the event the Company does not consummate a business combination by October 17, 2009 and are dissolved.
          The insider warrants are identical to warrants underlying the units sold in the Company’s initial public offering except that the insider warrants are exercisable on a cashless basis and will not be redeemable by the Company so long as they are still held by the purchasers or their affiliates. Each of the purchasers agreed, pursuant to individual agreements, that he will not sell or transfer the insider warrants (except to an affiliate of such purchaser, to relatives and trusts for estate planning purposes, or to the Company’s directors at the same cost per warrant originally paid by them) until the later of October 17, 2008 and 60 days after the consummation of the Company’s business combination. The holders of the majority of these insider warrants (or underlying shares) are entitled to demand that the Company register these securities pursuant to an agreement signed on the date of the Company’s initial public offering. The holders of the majority of these securities may elect to exercise these registration rights with respect to such securities at any time after the Company consummate a business combination. In addition, these holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to such date. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
          The Company’s management stockholders have agreed that, commencing on the effective date of the Company’s initial public offering through the acquisition of a target business, they will make available to the Company certain administrative, technology and secretarial services, as well as the use of certain limited office space. Although the Company committed to pay to the Company’s management stockholders, an affiliate of the Company’s management stockholders or third parties $7,500 per month for these services, they have elected to receive $6,400 per month. Accordingly, they will benefit from the transaction. However, this arrangement is solely for the Company’s benefit and is not intended to provide the Company’s management stockholders compensation in lieu of a salary. The Company believes, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged is at least as favorable as the Company could have obtained from an unaffiliated person. However, as the Company’s directors may not be deemed “independent,” the Company did not have the benefit of disinterested directors approving this transaction.
          The Company will reimburse the Company’s officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on the Company’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by the Company, which will be reviewed only by the Company’s board or a court of competent jurisdiction if such reimbursement is challenged.

          Other than the $6,400 per-month administrative fee and reimbursable out-of-pocket expenses payable to the Company’s officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of the Company’s initial stockholders, officers or directors who owned the Company’s Common Stock prior to the Company’s initial public offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).
          All ongoing and future transactions between the Company and any of the Company’s officers and directors or their respective affiliates, including loans by the Company’s officers and directors, will be on terms believed by the Company to be no less favorable to the Company than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of the Company’s disinterested “independent” directors (to the extent the Company has any) or the members of the Company’s board who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel. The Company will not enter into any such transaction unless the Company’s disinterested “independent” directors (or, if there are no “independent” directors, the Company’s disinterested directors) determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.
          In addition, in 2007, one of the Company’s initial stockholders loaned to the Company an aggregate of $100,000 for payment of offering expenses on the Company’s behalf. This loan plus interest was repaid on December 12, 2007 from the proceeds of the initial public offering that were allocated to pay offering expenses.
Independent Public Accountants
          From October 17, 2007 to January 8, 2008, Goldstein Golub Kessler LLP (“GGK”) acted as the Company’s independent registered public accounting firm. On January 8, 2008, the Company dismissed GGK and engaged Eisner LLP (“Eisner”) as the Company’s new independent registered public accounting firm. The following is a summary of fees paid to GGK for services rendered:
Audit Fees
          The aggregate fees billed or expected to be billed for professional services rendered by GGK for the period ended December 31, 2007 for (a) the audit of the Company’s financial statements and (b) the audit of the Company’s financial statements dated as of October 23, 2007 and filed on the Company’s current report on Form 8-K on October 29, 2007 and (c) reviews of SEC filings amounted to approximately $47,500.
Audit-Related Fees
          The Company did not receive audit-related services that are not reported as Audit Fees for the fiscal year ended December 31, 2007.
Tax Fees

          During the fiscal year ended December 31, 2007, the Company did not pay any fees to GGK related to tax compliance and advice.
All Other Fees
          The Company did not receive products and services from GGK other than those discussed above, for the fiscal year ended December 31, 2007.
Pre-Approval Policy
          Since the formation of the Company’s audit committee, and on a going-forward basis, the audit committee pre-approved all auditing services and permitted non audit-services to be performed for the Company by GGK and will continue to pre-approve all auditing services and permitted non-audit services to be performed for the Company by Eisner including the fees and terms thereof (subject to the de minimis exceptions for non-audit service described in the Exchange Act which are approved by the audit committee prior to the completion of the audit). The audit committee may form and delegate authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting.
New York, NY
January 9, 2009

CONSENT REVOCATION CARD
Solicited on behalf of TM Entertainment and Media, Inc. (the “Company”)
I (we) am a shareholder of the Company having the number of shares of Common Stock, par value $0.001 per share (the “Common Stock”), set forth below. I (we) hereby revoke any consent card(s) I (we) previously executed and delivered to Opportunity Partners L.P. (“Opportunity Partners”) in connection with its consent solicitation statement relating to the Company, dated December 30, 2008 with respect to all shares of Common Stock held by the undersigned.
If you do not wish to revoke your previously executed consent to elect any of the nominees identified in Opportunity Partners’ consent statement, please list such nominees in the space below:
Please sign and date below. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. If the undersigned is a proxy for a record owner, please attach a proxy or other evidence of authority to consent and revoke consents from the applicable record owner.
Signature(s): _____________________
Print name of record holder(s): _______________
Dated: _______________
Number of Shares Owned: __________________